EXHIBIT 21


                         CALIFORNIA AMPLIFIER, INC.
                       SUBSIDIARIES OF THE REGISTRANT


At February 28, 2004, the following subsidiary is wholly owned by California Amplifier, Inc., and is included in the consolidated financial statements. The subsidiary was organized in the jurisdiction specified under its name.


         California Amplifier SARL
          France